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                                                                    EXHIBIT 10.2




                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into between National-Oilwell, L.P. having offices at 5555 San Felipe, Houston, Texas 77056 ("Employer"), an indirect subsidiary of NOW Holdings, Inc. ("NOW"), and C. R. Bearden, an individual currently residing at 2803 Autumn Lake Dr., Katy, Texas 77450 ("Employee"), to be effective as of January 1, 1996.

         NOW has acquired all of the equity interests in Employer. Employer presently employs Employee. In connection with the acquisition of Employer by NOW, Employer is desirous of continuing to employ Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement and of terminating any prior employment agreement or arrangement, and Employee is desirous of continuing in the employ of Employer pursuant to such terms and conditions and for such consideration set forth in this Agreement and of terminating any prior existing employment agreement or arrangement.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer, NOW and Employee agree as follows:

1.       EMPLOYMENT AND DUTIES:

         1.1. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning January 1, 1996 and continuing throughout the Term (as defined below) of this Agreement, subject to the terms and conditions of this Agreement.

         1.2. Employee shall serve as Executive Vice President and President of Oilfield Distribution of NOW and of the general partner of Employer. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer or NOW, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer or NOW.
Employee shall at all times comply with and be subject to such policies and procedures as Employer or NOW may establish from time to time, including without limitation, the Statement of Policy on Business Ethics, Statement of Policy Regarding Conflict of Interest, Antitrust Laws, and Statement of Policy Regarding Improper Business Payment, all of which are attached hereto as Annex I.

         1.3. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, NOW, or any of their subsidiaries or affiliates, or requires any significant portion of Employee's business time.

         1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer, NOW, or any of their subsidiaries or affiliates and to do no act which would injure the business, interests, or reputation of Employer, NOW, or any of their subsidiaries or affiliates. In keeping with these duties, Employee shall make full disclosure to Employer and to NOW of all business opportunities pertaining to Employer's business and shall not appropriate for Employee's own benefit business opportunities concerning the subject matter of the fiduciary relationship.
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2.       COMPENSATION AND BENEFITS:

         2.1. Employee's initial base salary under this Agreement shall be $225,000 per annum and shall be paid in bi-weekly installments in accordance with Employer's standard payroll practice. Employee's base salary may be increased from time to time by NOW and Employer and, after any such change, Employee's new level of base salary shall be Employee's base salary for purposes of this Agreement until the effective date of any subsequent change.

         2.2 Employee's participation in bonus plans shall be governed by the National-Oilwell Management Incentive Program, NOW's Value Appreciation and Incentive Plan A and NOW's Value Appreciation and Incentive Plan B.

         2.3. NOW and Employee shall enter into a separate written restricted stock agreement pursuant to which Employee shall be granted shares of restricted common stock of NOW subject to the terms and conditions of NOW's Stock Award and Long-Term Incentive Plan. The number of shares and terms of such restrictions shall be as specified in such other written agreement.

         2.4. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees.
Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

         2.5. Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally.
Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of NOW, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer and its subsidiaries and affiliates.

         2.6. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

3. TERM OF THIS AGREEMENT, EFFECT OF EXPIRATION OF TERM, AND TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

         3.1. The term of this Agreement shall be for one year and shall be automatically extended each day, from January 1, 1996.

         3.2.    Notwithstanding any other provisions of this Agreement, NOW and Employer shall have the right to terminate Employee's employment under this Agreement at any time for any of the following reasons:
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         (i)     For "cause" upon the determination by NOW's Board of Directors that "cause" exists for the termination of the employment relationship. As used in this Section 3.2(i), the term
                 "cause" shall mean (a) Employee has engaged in gross negligence, gross incompetence or willful misconduct in the performance of, or Employee's willful refusal without proper reason to perform, the duties and services required of Employee pursuant to this Agreement; (b) Employee has been convicted of a felony involving moral turpitude; or (c) Employee's material breach of any material provision of this Agreement or corporate code or policy. It is expressly acknowledged and agreed that the decision as to whether
                 "cause" exists for termination of the employment relationship by Employer is delegated to NOW's Board of Directors for determination. Employee, if he so requests, after reasonable notice of such Board of Directors meeting, shall be entitled to be heard before the Board of Directors. If Employee disagrees with the decision reached by NOW's Board of Directors, the dispute will be limited to whether NOW's Board of Directors reached its decision in good faith;

         (ii) for any other reason whatsoever, including termination without cause, in the sole discretion of NOW's Board of Directors;

         (iii) Upon Employee's being offered employment by a successor to all or a portion of Employee's or NOW's business or assets with
                 (a) comparable responsibilities, (b) the same or greater base salary and management incentive plan participantions as then in effect, (c) comparable value for his participations in the Value Apreciation and Incentive Plans A and B and his restricted stock that remains subject to forfeiture restrictions in either restricted stock or stock options and
                 (d) comparable severance benefits, and in the same metropolitan area.

         (iv)    upon Employee's death; or

         (v) upon Employee's becoming incapacitated by accident, sickness, or other circumstance which in the reasonable opinion of a qualified doctor approved by NOW's Board of Directors renders him mentally or physically incapable of performing the duties and services required of Employee, and which will continue in the reasonable opinion of such doctor for a period of not less than 180 days.

The termination of Employee's employment shall constitute a "Termination for Cause" if made pursuant to Section 3.2(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(ii); the effect of such termination is specified in Section 3.5. The termination of Employee's employment shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(iii), provided that if Employee accepts the employment contemplated by Section 3.2(iii) such Voluntary Termination will not prevent the possible application of Section 3.3(ii) or (iii) if the successor employer terminates Employee's employment by virtue of an Involuntary Termination within one year after completion of the relevant transaction. The effect of such termination if a Voluntary Termination is specified in Section 3.4; the effect of such termination if an Involuntary Termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to





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Section 3.2(iv) as a result of Employee's death is specified in Section 3.7.
The effect of the employment relationship being terminated pursuant to Section 3.2(v) as a result of the Employee becoming incapacitated is specified in
Section 3.8.

         3.3. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:

         (i) a material breach by Employer or NOW of any material provision of this Agreement, including, without limitation, elimination of Employee's job and his not being offered employment by NOW, Employer or a successor to all or a portion of Employer's or NOW's business or assets, with (a) comparable responsibilities, (b) the same or greater base salary and management incentive plan participations as then in effect,
                 (c) comparable value for his participations in the Value Appreciation and Incentive Plans A and B and his restricted stock that remains subject to forfeiture restrictions in either restricted stock or stock options, and (d) comparable severance benefits and in the same metropolitan area, any of which remains uncorrected for 30 days following written notice of such breach by Employee to NOW's Board of Directors;

         (ii) (x) NOW or the Employer completes a merger or consolidation, a sale of all or substantially all of the assets of NOW or the sale of all of the outstanding Class A Common Stock and Common Stock of NOW, in each case in which all of the stockholders of NOW receive in such transaction cash and/or securities that are publicly traded and have a total market valuation for all outstanding securities of the same publicly traded class after the transaction of at least $250 million, and (y) Employee's employment is terminated after such transaction by virtue of an Involuntary Termination within one year after the completion of such transaction;

         (iii) (x) NOW completes the sale of assets (which does not constitute all or substantially all of NOW's assets) having a gross sales price which exceeds 50% of the consolidated total capitalization of NOW and its subsidiaries (consolidated total stockholders' equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made, (y) the Chief Executive Officer of NOW shall have voted against any such sale as a director of NOW and (z) Employee's employment is terminated after such transaction by virtue of an Involuntary Termination within one year after the completion of such transaction;

         (iv) any corporation, person or group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act"), other than Duff & Phelps/Inverness LLC or First Reserve Corporation or their respective affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of NOW or the general partner of Employer representing more than fifty percent of the total votes eligible to be cast at any election of directors of NOW or the general partner of Employer





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                 and Employee's employment is terminated after such event by virtue of Involuntary Termination within one year after the occurrence of such event;

         (v)     the dissolution of NOW; or

         (vi) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee shall constitute an "Involuntary Termination" if made pursuant to Section 3.3(i), 3.3(ii), 3.3(iii), 3.3(iv) or 3.3(v); the effect of such termination is specified in
Section 3.5. The termination of Employee's employment by Employee shall constitute a "Voluntary Termination" if made pursuant to Sections 3.3(vi); the effect of such termination is specified in Section 3.4.

         3.4. Upon a "Voluntary Termination" of the employment relationship by Employee or a termination of the employment relationship for "Cause" by Employer or NOW, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any bonuses not yet paid at the date of such termination.

         3.5. Upon an Involuntary Termination of the employment relationship by either Employer or Employee pursuant to Sections 3.2(ii), 3.3(i), 3.3(iii) or 3.3(iv), Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive the compensation specified in Section 2.1, payable bi-weekly, as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term (one year) of this Agreement and the bonus equal to the Target Amount payable under the National-Oilwell Management Incentive Program in effect for the year in which such termination occurred; provided, however, that Employee shall be paid a lump sum sufficient to repay any loans to Employee from NOW or the Employer, with the balance pro-rated and paid bi-weekly over one year. Upon an Involuntary Termination of the employment relationship by Employee pursuant to Sections 3.3(ii) or 3.3(v), Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive in a lump sum payment the compensation specified in Section 2.1 as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term (one year) of this Agreement and the bonus equal to the Target Amount payable under the National-Oilwell Management Incentive Program in effect for the year in which such termination occurred. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section
3.5 are Employee's sole and exclusive rights against Employer, NOW, or their subsidiaries or affiliates, and Employer's, NOW's and their subsidiaries' and affiliates' sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship.





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         3.6.    Employee covenants not to sue or lodge any claim, demand or cause of action against Employer based on Involuntary Termination for any monies other than those specified in Section 3.5. If Employee breaches this covenant, Employer, NOW and their subsidiaries' and affiliates' shall be entitled to recover from Employee all sums expended by Employer, NOW and their subsidiaries and affiliates (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action. Employer, NOW and their subsidiaries and affiliates shall not be entitled to offset any of the amounts specified in the immediately preceding sentence against amounts otherwise owing by Employer, NOW and their subsidiaries and affiliates to Employee prior to a final determination under the terms of the arbitration provisions of this Agreement that Employee has breached the covenant contained in this Section 3.6.

         3.7. Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses not yet paid to Employee at the date of such termination.

         3.8. Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses not yet paid to Employee at the date of such termination.

         3.9. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be reduced and offset by any amounts to which Employee may otherwise be entitled under any and all severance plans or policies of Employer, NOW, or their subsidiaries or affiliates or any successor to all or a portion of the business or assets of NOW or Employer.

         3.10. Termination of the employment relationship shall not terminate those obligations imposed by this Agreement which are continuing in nature, including, without limitation, Employee's obligations of confidentiality, non-competition and Employee's continuing obligations with respect to business opportunities that had been entrusted to Employee by Employer during the employment relationship.

         3.11. This Agreement governs the rights and obligations of Employer and Employee with respect to Employee's salary and other perquisites of employment. Except as provided above in Sections 2.4 and 3.5, Employee's rights and obligations with respect to (i) restricted stock are governed by NOW's Stock Award and Long-Term Incentive Plan, and (ii) bonus plans are governed by the National-Oilwell Incentive Program, NOW's Value Appreciation and Incentive Plan A and NOW's Value Appreciation and Incentive Plan B.

4.       UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS:

         4.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of NOW, Employer and their subsidiaries and affiliates, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78
(FCPA), as the FCPA may hereafter be amended, and/or its successor statutes.
If Employee pleads guilty to or nolo contendre or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action





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resulting in any NOW entity having civil or criminal liability or responsibility under the FCPA or other applicable United States law, such action or finding shall constitute "cause" for termination under this Agreement unless NOW's Board of Directors determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer and NOW. Moreover, to the extent that any NOW entity is found or held responsible for any civil or criminal fines or sanctions of any type under the FCPA or other applicable United States law or suffers other damages as a result of Employee's actions, Employee shall be responsible for, and shall reimburse and pay to such NOW entity an amount of money equal to, such civil or criminal fines, sanctions or damages. The rights afforded NOW entities under this provision are in addition to any and all rights and remedies otherwise afforded by the law.

5.       OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS:

         5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to NOW's, Employer's or any of their subsidiaries' or affiliates' businesses, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to NOW and Employer and are and shall be the sole and exclusive property of NOW and Employer. Upon termination of Employee's employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to NOW and Employer.

         5.2. Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer, NOW, or their subsidiaries or affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. NOW and its subsidiaries and affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer, NOW, and their subsidiaries and affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's, NOW's or any of their subsidiaries' or affiliates' confidential business information and trade secrets.

         5.3. If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's, NOW's or any of their subsidiaries' or affiliates' businesses, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's, NOW's or any of their subsidiaries' or affiliates' premises or otherwise), Employer and NOW shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by





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Employee within the scope of his employment but is specially ordered by
Employer, NOW, or any of their subsidiaries or affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer, NOW, or any of their subsidiaries or affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of his employment nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer and NOW all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         5.4. Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer, NOW, or any of their subsidiaries or affiliates and their nominees, at any time, in the protection of Employer's, NOW's or any of their subsidiaries' or affiliates' worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer, NOW, or any of their subsidiaries or affiliates or their nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

6.       POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

         6.1. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer and NOW to enter into this Agreement, Employer, NOW and Employee agree to the non- competition provisions of this Article 6. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer, NOW or any of their subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

         (i) engage in any business competitive with any line of business conducted by Employer, NOW, or any of their subsidiaries or affiliates;

         (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Employer, NOW, or any of their subsidiaries or affiliates;

         (iii) induce any employee of Employer or NOW, or any of their subsidiaries or affiliates to terminate his or her employment with Employer, NOW, or any of their subsidiaries or affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Employer, NOW or any of their subsidiaries or affiliates.

These non-competition obligations shall apply during Employee's employment and for a period of one year after termination of employment. After termination of employment these non-competition obligations shall apply only to businesses having annual revenues in excess of $20 million competitive





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with any line of business conducted by Employer, NOW, or any of their subsidiaries having annual revenues in excess of $20 million for the last fiscal year prior to the time of termination. If Employer, NOW, or any of their subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.

         6.2. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.6 for the remainder of the Term (one year) upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer, NOW, or any of their subsidiaries or affiliates shall be entitled to enforce the provisions of this
Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, NOW, or any of their subsidiaries or affiliates, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

         6.3. It is expressly understood and agreed that Employer, NOW and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Employer, NOW and their subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

7.       MISCELLANEOUS:

         7.1. For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with NOW or Employer.

         7.2. Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, NOW, or any of their respective subsidiaries' or affiliates' directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, NOW, or any of their respective subsidiaries' or affiliates' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, NOW, or any of their respective subsidiaries' or affiliates' directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, NOW, or any of their respective subsidiaries' or affiliates' officers, employees, agents, or representatives; or that place Employer, NOW, or any of





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their respective subsidiaries' or affiliates' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness Employer, NOW, or any of their respective subsidiaries' or affiliates' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined.

         7.3. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer or NOW, to:

                 NOW Holdings, Inc.
                 666 Steamboat Road
                 Greenwich, CT 06830
                 Attn: W. McComb Dunwoody

         with a copy to:

                 Vinson & Elkins L.L.P.
                 2300 First City Tower
                 1001 Fannin Street
                 Houston, TX 77002-6760
                 Attn: John S. Watson

         If to Employee, to the address shown on the first page hereof.

Either Employer, NOW or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         7.4. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

         7.5. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.6. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         7.7. Any and all claims, demands, cause of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving NOW, Employer, their respective subsidiaries and affiliates and Employee (all of which are referred to herein as "Claims"), even though some or all of such Claims allegedly are extra- contractual in nature, whether such Claims sound in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including equitable relief and specific performance, shall be resolved and decided by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. In the arbitration proceeding the Employee shall select one arbitrator, the Employer shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Employee and the Employer fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court of the Southern District of Texas, Houston Division, upon application of the Employee or the Employer, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the immediately preceding sentence of this Section 7.7. The decision of a majority of the arbitrators shall be binding on the Employee, the Employer and NOW and their respective subsidiaries and affiliates. The arbitration proceeding shall be conducted in Houston, Texas. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

         This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this Agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act.

         In deciding the substance of any such Claim, the Arbitrators shall apply the substantive laws of the State of Texas; provided, however, that the Arbitrators shall have no authority to award treble, exemplary or punitive type damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive type damages in connection with any such Claims.

         7.8. This Agreement shall be binding upon and inure to the benefit of Employer, NOW, their subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of NOW or Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of NOW and Employer.

         7.9. Except as provided in (1) written company policies promulgated by Employer or NOW dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Sections 2.2, 2.3 and 2.4, or (3) any signed written agreements contemporaneously or hereafter executed by Employer, NOW and Employee, this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee. Specifically, but not by way of limitation, any other employment agreement or arrangement in existence as of the date hereof between Employer and Employee is hereby canceled and Employee hereby irrevocably waives and renounces all of Employee's rights and claims under any such agreement or arrangement.

         IN WITNESS WHEREOF, Employer, NOW and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

NOW HOLDINGS, INC.                      NATIONAL-OILWELL, L.P.


By:  /s/ W. MCCOMB DUNWOODY             By: National-Oilwell, Inc.
   ---------------------------------          General Partner
Name:    W. McComb Dunwoody
         Vice Chairman of the Board
This 16th day of January, 1996
                                        By: /s/ W. MCCOMB DUNWOODY
                                           -------------------------------
                                            Name: W. McComb Dunwoody
                                            Vice Chairman of the Board
                                            This 16th day of January, 1996



                                        /s/ C. R. BEARDEN
                                        ----------------------------------
                                        C. R. BEARDEN
                                        This 16th day of January, 1996

[LOGO]

                                NATIONAL-OILWELL

                     STATEMENT OF POLICY ON BUSINESS ETHICS

                                 April 15, 1988

Our commitment is to conduct our business governed by the highest standards of conduct and ethics, and to buy and sell on the basis of value, which is a combination of quality, service and price. Our reputation as businessmen committed to these principles is an invaluable asset. Therefore, all Company business will be conducted in accordance with the letter and spirit of the law wherever we do business, so that full disclosure of our manner of doing business will at all times be a matter of pride. In furtherance of the foregoing:

(1)     The following must be observed:

        a. The Company's best interest is paramount in all business decisions.

        b. The Company's purchase of goods and services shall be based on price, quality and service.

        c. All financial and other books and records of the Company must be complete and correct and accurately reflect all assets, liabilities, and disbursements, not only as to amount, but also as to their nature and purpose.

        d. Company payments shall be made only in accordance with established Company procedures and only for the purposes reflected in the Company's records, accounts and supporting documentation.

        e. Gifts and entertainment shall only be in amounts reasonable and customary (for gifts, not more than $25.00 per person per year), in accordance with accepted ethical business practices.

(2)     The following are improper and are prohibited:

        a. Bribes, payoffs, kickbacks or other considerations made to obtain a commercial advantage;

        b. Theft of Company property or the property of others, in any form;

        c. Charging of purchases of personal items to the Company's account, even though later paid with personal funds;

        d. Falsification or misrepresentation of expense accounts or other business records;

        e. Borrowing money from or incurring personal financial obligations to those with whom the Company does business;

        f. Disclosure of confidential or proprietary information about the Company to others, or use of such information for personal gain;

                                NATIONAL-OILWELL

               STATEMENT OF POLICY REGARDING CONFLICT OF INTEREST


                All employees of National-Oilwell, and its subsidiary companies, are directed to comply with the following guidelines regarding conflict of interest.

        1. An employee must not, directly or indirectly, seek or accept any payment, gift or entertainment (except to the extent that such gift or entertainment is customary in the trade, is reasonable in amount, and is not in consideration for any improper action by the employee), which may tend to influence transactions between National-Oilwell and any person or enterprise, whether or not intended to do so. Furthermore, an employee should not borrow money from individuals or firms (not including lending institutions) with whom National-Oilwell does business.

        2. An employee must not use his authority or position in National-Oilwell to influence transactions with, or give favored treatment to, any other person or enterprise in which he or a member of his immediate family has a substantial interest, financial or otherwise. An employee must not participate in any such transactions without the prior approval of his supervisor to whom any possible conflict of interest has been fully disclosed by the employee. If any employee or his supervisor has any question on the substantiality of the interest, the matter should be submitted for determination to the President of National-Oilwell or his delegated officer.

        Note: This policy does not apply to ownership in corporations which have stock listed or registered on a national stock exchange, or actively traded over the counter. In addition, an interest of less than 1% of a security outstanding is not deemed to be substantial.

        3. An employee must not serve or be associated in any capacity with any person or enterprise which is a competitor of National-Oilwell or, without the prior approval of the President of National-Oilwell, with a person or enterprise doing or seeking to do business with National-Oilwell.

        4. An employee must not use or disclose, without proper authorization, to any third party any confidential information, the use or disclosure of which might be prejudicial to National-Oilwell.

        5. An employee should not use company assets for his own personal benefit.

        6. An employee who is a supervisor is expected to bring National-Oilwell's policy on conflict of interest to the attention of employees under his immediate supervision who are in a position to influence transactions to which National-Oilwell is or may be a party.

                                 ANTITRUST LAWS

                      Pricing, Distribution and Technology

Our Antitrust Laws, from the enactment of the Sherman Act in 1890 to the present, have been designed by Congress and construed by the Courts to promote free and aggressive competition by the avoidance of collusive restraints on trade, unfair discrimination between competing concerns, and monopolization. With this goal of promoting competition in mind, a number of practices have been prohibited by the Courts, some of which are illegal per se (that is, regardless of any justification), while other acts are illegal only if they are found to have an unreasonable impact upon competition.

Violation of the antitrust laws exposes an employee and his company to serious consequences. For instances, price fixing, market allocations by customers or territories and bid rigging are deemed to be felonies - an individual may be imprisoned for up to $1 million. In addition, individuals and companies who violate the antitrust laws may be liable for treble damages - three times the damages incurred by a person or business as a result of such violation.

The purpose of this memorandum is to briefly familiarize you with the prohibitions of our Antitrust Laws and, at the same time, point out permitted areas of intercorporate cooperation. This memorandum is not intended to be exhaustive in its treatment of the complex problems arising under the Antitrust Laws. If questions arise involving the construction and/or application of the Antitrust Laws to a particular situation, the Legal Department should be consulted.

A.  Relations with Competitors

1. You cannot agree or reach any understanding with your competitors to fix, maintain or stabilize prices. Contacts with your competitors should be held to a minimum and discussions or exchanges of information with respect to prices can constitute evidence of price fixing. Moreover, this general subject of price fixing includes several variations such as collusive bidding or bid rigging, agreements affection production, and adoption of industrywide methods of pricing, e.g., basing point formulas.

    Since meetings with competitors are often looked upon suspiciously by the Justice Department (even where a legitimate reason for such a meeting may exist), all such meetings where practicable should be avoided unless the subject matter has been screened by the Legal Department in advance. In the event of informal contacts with competitors, one should avoid discussions or comments relating to price, low profitability, price cutting, the need for stability in pricing, etc. If a competitor persists in such comments, you should immediately terminate the discussion or leave the meeting. Then report the situation to your superior in writing to determine whether further action is necessary to record National-Oilwell's lack of involvement.

6. You can give promotional allowances or services to your customers so long as they are made available to all competing customers on a proportionately equal basis.

7. You cannot pay the buyer, or any agent affiliated with him, brokerage or any commission in lieu of brokerage. Only a bona fide broker or agent of the seller himself can be paid any such commission.

8. You cannot sell products below cost with the intent of injuring or destroying competition of a competitor. However, where there is a legitimate objective, i.e., liquidation of obsolete or perishable merchandise, or meeting competitive prices (legally), you can sell below cost. In certain states sales below cost are prohibited or severely limited. No such sales should be made, therefore, without consulting the Legal Department.

9. You should exercise great care before refusing to deal with a customer. Refusing to deal with a customer, even for a just cause, often provokes antitrust lawsuits. Any termination of a prior significant customer should receive prior legal review.

C.      Relations with Suppliers

1. You cannot knowingly induce or receive a lower price from a supplier than received by your competitors. However, such lower prices may be justified by cost savings enjoyed by the supplier or his meeting competitive prices to you.

2. You cannot purchase from a supplier on the condition or understanding that purchases by National-Oilwell from such supplier will be based or conditioned upon sales to such supplier.

D.      Permitted Agreements and Arrangements

There exist a number of areas where members of an industry may work together without running afoul of the Antitrust Laws.

(1) You can engaged jointly in a technical and/or market research program with competitors or through a trade association. This is a narrow exception and the Legal Department should be consulted prior to entering into such an agreement.

                                NATIONAL-OILWELL

            STATEMENT OF POLICY REGARDING IMPROPER BUSINESS PAYMENTS

All employees of National-Oilwell, and its affiliated companies, are directed to comply with the following guidelines regarding Improper Business Payments.

The following are improper business payments and are prohibited:

        (a) Bribes, payoffs, or kickbacks made directly or indirectly to obtain an advantage in a commercial transactions, or

        (b) Gifts, gratuities, entertainment or other similar payments, except to the extent customary and provided they are reasonable in amount and not in consideration for any improper action by the recipient, or

        (c) Agency or distributorship commissions or discounts, and consulting or professional fees, not reasonably related in value to the services performed, or

        (d) Company political contributions, direct or indirect, to any political candidate, party or campaign within the United States, either Federal, State, or Local, or to any foreign political candidate, party or campaign. Company political contributions outside the United States are prohibited unless a proposed contribution conforms to all applicable laws and is submitted in writing and approved by the President of the Company.

Managers of the Company shall insure that all financial and other books and records relating to their operations are complete and correct and shall enter on such books all assets, liabilities, payments and disbursements in accordance with generally accepted accounting practices and policies of the Company, and such entries shall reflect not only the amounts thereof but also their nature and purpose.